EXHIBIT n

Consent of Independent Registered Public Accounting Firm

We consent to the incorporation by reference in this Amendment No. 1 to the Registration Statement on Form N-2 of Millennium Investment & Acquisition Company Inc. of our report dated March 25, 2014, on our audits of the statement of assets and liabilities of Millennium Investment & Acquisition Company Inc., including the portfolio of investments, as of December 31, 2013, and the related statements of operations and cash flows for the year then ended, and the statements of changes in net assets for each of the two years in the period then ended, and the financial highlights for each of the five years in the period then ended, which report appears in the annual report on Form N-CSR of Millennium Investment & Acquisition Company Inc. for the year ended December 31, 2013.

We also consent to the reference to our firm under the caption “Independent Registered Public Accounting Firm” in this Amendment No. 1 to Registration Statement on Form N-2.

CohnReznick LLP

Jericho, New York
October 21, 2014